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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2007

Summer Infant, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51228	20-1994619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

582 Great Road, North Smithfield, Rhode Island	02896
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 334-9966

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 6, 2007, under an Agreement and Plans of Reorganization, dated as of September 1, 2006 (“Acquisition Agreement”), KBL Healthcare Acquisition Corp. II (“KBL”), and its wholly owned subsidiary, SII Acquisition Corp. (“Acquisition Sub”), consummated a transaction by which (i) Summer Infant, Inc. (“SII”) was merged with and into Acquisition Sub and (ii) all of the outstanding capital stock of each of Summer Infant Europe, Limited (“SIE”) and Summer Infant Asia, Ltd. (“SIA” and, collectively, with SII and SIE, the “Targets”) was acquired directly by KBL. As used in this Report, the term “Summer” includes each of the Targets. As used in this Report, the term “Company” means the registrant on a post-acqusition basis. On March 7, 2007, the securities of the Company commenced listing on the Nasdaq Capital Market under the symbols SUMR (common stock), SUMRW (warrants) and SUMRU (units). On March 6, 2007, the Company issued a press release announcing the closing of the transaction and listing on Nasdaq, which is attached to this Report as Exhibit 99.1.

Effective upon closing, the Company changed its name to Summer Infant, Inc. and SII changed its name to Summer Infant (USA), Inc. Thus, the Company is now a holding company called Summer Infant, Inc. operating though its wholly-owned subsidiaries, Summer Infant (USA), Inc., Summer Infant Europe, Limited and Summer Infant Asia, Ltd. On March 13, 2007, the Company issued a press release announcing the financial results for 2006 for Summer Infant (USA), Inc., Summer Infant Europe, Limited and Summer Infant Asia, Ltd, which is attached to this Report as Exhibit 99.2.

At the closing of the acquisition, the Summer stockholders received from the Company an aggregate of $20 million cash and 3,916,667 shares of Company common stock (“Transaction Shares”). The Summer stockholders also will be entitled to receive up to an additional aggregate of 2,500,000 shares of Company common stock (“Contingent Shares”) in the event that the last sales price of Company common stock is equal to or exceeds $8.50 on any twenty (20) trading days during any thirty (30) consecutive trading day period commencing on the three-month anniversary of the closing of the acquisition and ending on April 20, 2009. The Summer stockholders also are entitled to receive cash payments equal to 50% of the difference between actual EBITDA (as defined in the Acquisition Agreement) for the years ended or ending December 31, 2006, 2007 and 2008 and prescribed EBITDA benchmarks for each of those years of $4.2 million, $10 million and $15 million, respectively. These cash payments shall not exceed $5 million in the aggregate for the three years. No such payment will be made with respect to the year ended December 31, 2006 as a result of the applicable EBITDA benchmark having not been met.

Holders of 1,208,775 shares of common stock voted against the acquisition and elected to convert their shares into a pro rata portion of the trust fund (approximately $5.69 per share or an aggregate of approximately $6,884,000). After giving effect to the (i) issuance of shares of common stock in the acquisition and (ii) conversion of shares, there are currently 13,907,892 shares of the Company’s common stock outstanding.

In connection with the consummation of the acquisition, the board of directors of the Company has been increased to seven members. The board includes two persons who were designated by the Summer stockholders, which designees are Jason P. Macari and Steven Gibree, and two persons who were designated by certain stockholders of the Company (“Founding Company Holders”), which designees are Dr. Marlene Krauss and Martin Fogelman. The other three members of the board, Myra Hart, Robert Stebenne and Richard Wenz, were mutually designated by the Summer stockholders and the Founding Company Holders. The Summer stockholders, on the one hand, and the Founding Company Holders, on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other’s designees to the board of directors of the Company through the annual meeting of the stockholders of the Company to be held in 2009. The voting agreement is filed as Exhibit 10.1 to this Report. The voting agreement’s material terms are described in the Company’s Definitive Proxy Statement (SEC File No. 000-51228) filed February 13, 2007 (hereinafter referred to as the “Proxy Statement”) beginning on page 52 in the section entitled “The Acquisition Agreement – Election of Directors; Voting Agreement” and are incorporated herein by reference.

The Company also entered into an escrow agreement on March 6, 2007. The material terms of the escrow agreement are contained in the section of the Proxy Statement entitled “The Acquisition Agreement – Escrow Agreement” beginning on page 51 and are hereby incorporated by reference. The escrow agreement is filed as Exhibit 10.2 to this Report.

On March 6, 2007, upon the closing of the acquisition, the Company entered into separate employment agreements with Dr. Krauss, as Chairman of the Board, Mr. Macari, as Chief Executive Officer, Mr. Gibree, as Executive Vice President of Product Development, Joseph Driscoll, as Chief Financial Officer, and Rachelle Harel, as Director and General Manager of SIE. The material terms of these agreements are discussed in the Proxy Statement beginning on page 114 in the section entitled “Employment Agreements” and are incorporated by reference herein. These agreements are filed with this Report as Exhibits 10.3, 10.4, 10.5, 10.6 and 10.7, respectively.

Business

The business of the Company is described in the Proxy Statement in the Section entitled “Business of Summer” beginning on page 87 and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement in the Section entitled “Risk Factors” beginning on page 18 and are incorporated herein by reference.

Financial Information

Reference is made to KBL’s periodic reports under the Exchange Act of 1934, as amended, filed prior to the date of this Report, all of which are incorporated herein by reference.

Reference is also made to the disclosure contained in the Proxy Statement as follows (all of which is incorporated by reference):

•	“Unaudited Pro Forma Condensed Financial Statements” beginning on page 61 of the Proxy Statement;

•	“Summer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 93; and

•	“Other Information Related to KBL” beginning on page 82.

Reference is also made to the disclosure set Form in Item 2.02 and Item 9.01 of this Report.

Employees

The employees of the Company are described in the Proxy Statement in the Section entitled “Business of Summer – Employees” on page 92 (which is incorporated herein by reference).

Properties

The facilities of the Company are described in the Proxy Statement in the Section entitled “Business of Summer – Facilities” on page 90 (which is incorporated herein by reference).

Security Ownership of Certain Beneficial Owners and Management

The beneficial ownership of the Company’s common stock immediately after the consummation of the acquisition is described in the Proxy Statement in the Section entitled “Beneficial Ownership of Securities” beginning on page 117 (which is incorporated herein by reference).

Directors and Executive Officers

The directors and executive officers the Company upon the consummation of the acquisition are described in the Proxy Statement in the Section entitled “Directors and Executive Officers of KBL Following the Acquisition” beginning on page 107 (which is incorporated herein by reference).

Executive Compensation

The executive compensation of the Company’s executive officers and directors is described in the Proxy Statement in the Sections entitled “Directors and Executive Officers of KBL Following the Acquisition – Compensation Discussion and Analysis” beginning on page 112 and “Directors and Executive Officers of KBL Following the Acquisition – Employment Agreements” beginning on page 114 (which is incorporated herein by reference).

Certain Relationships and Related Transactions

The certain relationships and related party transactions of the Company are described in the Proxy Statement in the Section entitled “Certain Relationships and Related Party Transactions” beginning on page 120 (which is incorporated herein by reference).

Legal Proceedings

The legal proceedings of the Company are described in the Proxy Statement in the Section entitled “Business of Summer — Legal Proceedings” beginning on page 91 (which is incorporated herein by reference).

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The market price of and dividends on the Company’s common stock and related stockholder matters are described in the Proxy Statement in the Section entitled “Price Range of KBL Securities and Dividends” on page 125 (which is incorporated herein by reference).

Recent Sales of Unregistered Securities

Reference is made to the disclosure described in the Proxy Statement in the Section entitled “The Acquisition Agreement — Acquisition Consideration” beginning on page 50 (which is incorporated herein by reference). The Company is relying on the exemption from registration under Section 4(2) of the Securities Act of 1933 for the shares issued in the acquisition.

Description of Registrant’s Securities to be Registered

The description of the Company’s securities is contained in the Proxy Statement in the Section entitled “Description of KBL Common Stock and other Securities” beginning on page 123 (which is incorporated herein by reference).

Indemnification of Directors and Officers

The Company’s Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or acquisition which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial statements and supplementary data of KBL and Summer.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of KBL and Summer.

Item 2.02	Results of Operations and Financial Condition.

Reference is made to the disclosure contained in the Proxy Statement in the Section entitled “Summer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 93 (which is incorporated herein by reference). This information is supplemented hereby as follows:

SUMMER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The information contained in this section has been derived from Summer’s consolidated financial statements and should be read together with Summer’s consolidated financial statements and related notes included elsewhere in this Report.

The following discussion is intended to assist in the assessment of significant changes and trends related to the results of operations and financial condition of Summer Infant, Inc. and its consolidated affiliated companies. This discussion and analysis should be read in conjunction with Summer’s consolidated financial statements and notes thereto included herein. Summer’s business has grown organically in all of its markets. Summer derives its revenues from the sale of health, safety and wellness products for infants and toddlers. Summer’s revenue is driven by its ability to design and market desirable products, identify business opportunities and secure new and renew existing distribution channels. Summer’s income from operations is derived from its ability to generate revenue and collect cash in excess of labor and other costs of providing its products and selling, general and administrative costs.

Summary of critical accounting policies and estimates

This summary of critical accounting policies of Summer is presented to assist in understanding Summer’s consolidated financial statements. The consolidated financial statements and notes are representations of Summer’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

Summer makes certain estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. The accounting policies described below are those Summer considers critical in preparing its financial statements. Some of these policies include significant estimates made by management using information available at the time the estimates were made. However, these estimates could change materially if different information or assumptions were used.

Nature of operations

Summer consists of three companies with common ownership that are collectively engaged in the design, marketing and distribution of branded durable juvenile products sold principally through large retailers in North America and the United Kingdom and a fourth company, Faith Realty, LLC, which was formed to facilitate the construction of Summer’s new facility. SII is a Rhode Island corporation, SIE is a UK company formed in 2002 and SIA is a Hong Kong company formed in 2002. Faith Realty is a Rhode Island limited liability company formed in 2004.

Summer sells over sixty different proprietary products listed in order of dollar volume importance: (i) nursery audio/video monitors (approximately 35% of net sales for the year ended December 31, 2006), (ii) baby gates (approximately 28% of net sales for the year ended December 31, 2006), (iii) durable bath products (approximately 16% of net sales for the year ended December 31, 2006), (iv) bed rails (approximately 7% of net sales for the year ended December 31, 2006), (v) infant thermometers, grooming kits and related health and safety products (approximately 6% of net sales for the year ended December 31, 2006), (vi) booster seats, potty seats, bouncers and other products (approximately 8% of net sales for the year ended December 31, 2006).

Summer’s management believes that product development is a critical element of its strategy and success to date. Summer’s product strategy is to produce proprietary products that provide distinctive benefits, are visually appealing, provide convenience and will appeal to the mid-tier and upper-tier buyers. Summer’s U.S. retailers are strategically motivated to buy innovative, up-market products. Summer’s main product development efforts are located at its Rhode Island corporate office, but it also has development efforts in China (four-person sourcing, electronics and QA team), South Carolina (four-person soft goods design office) and England (two person team to meet UK and EU standards and market demands). Total research and product development expenditures, including internal payroll costs, were $2,837,000, $1,651,000 and $1,075,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

Summer’s principal customers in North America and the United Kingdom together comprised 90% of its sales in fiscal 2006. These customers include Babies R Us, Target, K-Mart, Baby Depot (Burlington Coat Factory), Buy Buy Baby, Toys R Us Canada, Chelsea & Scott, Meijer and Wal-Mart in North America, and Mothercare, Toys R Us, Mammas & Pappas, Argos, Sainsbury, and Tesco in the United Kingdom. In fiscal 2005, Toys R Us and Target represented 50% and 19% of Summer’s net sales, respectively. For the year ended December 31, 2006, Toys R Us represented 41% of total net sales, Target represented 21% of net sales and Kmart represented 19% of net sales.

Approximately 90% of Summer’s sales in fiscal 2006 were made in North America, primarily the United States (86%) and Canada (4%). The remaining 10% of sales in fiscal 2006 were made in the United Kingdom. As noted below, the majority of Summer’s products are manufactured in southern China.

Principles of combination

Summer presents combined financial statements of Summer Infant, Inc. and Affiliates, four companies that are affiliated through substantial common ownership. There are two principal shareholders who own 100% of three of the companies, and 90% of the fourth, with the remaining 10% of SIE owned by the managing director of SIE. See table below:

Summer Infant

Ownership schedule by entity

	SII	SIE	SIA	Faith
Jason Macari	90%	80%	90%	90%
Steve Gibree	10%	10%	10%	10%
Rachelle Harel	0%	10%	0%	0%

Total	100%	100%	100%	100%

All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price to the customer is fixed or determinable and collectability is reasonably assured. Sales are recorded net of provisions for returns and allowances, customer discounts and other sales related discounts. The Company bases its estimates for discounts, returns and allowances on negotiated customer terms and historical experience. These estimates are subject to variability, as actual deductions taken by customers may be different from the estimates recorded.

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as allowances and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company’s products in a customer’s national circular ad, are reflected as selling and marketing expenses in the accompanying statements of income.

Trade receivables

Summer carries its trade receivables at net realizable value. On a periodic basis, Summer evaluates its trade receivables and establishes an allowance for doubtful accounts based on a history of past bad debt expense, collections and current credit conditions. The allowance is adjusted based on actual write offs that occur. Summer has a credit insurance policy to protect against potential losses up to stated amounts from certain customers.

Summer does not accrue interest on trade receivables. A receivable is considered past due if payments have not been received within the credit terms on the account, typically 60 days for most customers. Summer will turn an account over for collection around 120 days past due. Accounts are considered uncollectible if no payments are received 60 to 90 days after they have been turned over for collection.

Inventory

Inventory is comprised of finished goods and is stated at the lower of cost, inclusive of freight and duty, or market (net realizable value) using the first-in, first-out (FIFO) method. Company warehousing costs are charged to expense as incurred. Inventory write-downs are recorded for damaged, obsolete or slow-moving inventory.

Management uses estimates to record these write-downs based on its review of inventory by product category, including length of time on hand and estimates of future orders for each product. Changes in consumer preferences, demand for products, customer buying patterns and inventory management could impact the inventory valuation.

Impairment of long-lived assets

Summer accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future discounted net cash flows expected to be generated by the asset. Various uncertainties, including changes in consumer preferences and general economic conditions, could impact the cash flows expected to be generated by these assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value less costs to sell. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

Goodwill

Effective January 1, 2002, Summer adopted Financial Accounting Standards Board SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives no longer be subject to amortization and be tested at least annually for impairment.

Impairment exists if the carrying value of the reporting unit exceeds the fair value of the reporting unit. Intangible assets that have finite lives are amortized over their useful lives. Based on the impairment test, Summer believes no impairment existed at December 31, 2006.

Other intangible assets

Other intangible assets include patents, licenses and design rights that Summer acquired in connection with certain patented products.

Other intangible assets are amortized on a straight-line basis over the estimated useful life of the asset (5-10 years). Summer’s management regularly reviews the carrying value of such assets for impairment and decline in value. As of December 31, 2006, no impairment existed with respect to these assets.

Income taxes

SII has elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code. Faith Realty is a limited liability company that has elected to have its income taxed as a partnership. Accordingly, the individual equity holders of these companies are taxed on their proportionate share of the taxable income of such entities in lieu of the entities paying income taxes. Therefore, no provision or liability for income taxes is reflected in these financial statements for these companies. SIE and SIA are subject to corporation taxes in the United Kingdom and Hong Kong, respectively, at the enacted tax rates at the balance sheet date. Accordingly, provisions have been made for corporation taxes in these countries in the financial statements of Summer.

Translation of foreign currencies

The assets and liabilities of SIE and SIA have been translated into U.S. dollars at year-end exchange rates. Over 90% of the commercial activity of Summer is denominated in U.S. dollars. The income and expense accounts of SIE and SIA have been translated at average rates prevailing during each respective year. Resulting translation adjustments are made to a separate component of stockholders’ equity within accumulated other comprehensive income.

Advertising costs and accrued allowances

Summer charges advertising costs and other customer allowances to expense as incurred. Advertising expense, which consists primarily of promotional and cooperative advertising allowances provided to customers, is typically agreed to in advance for each customer and is generally based upon a percentage of sales to that customer. Other allowances are provided for defective goods or returned merchandise; some customers have these allowances negotiated as a percentage of sales, while other customers take deductions on payments made to Summer based upon actual defectives or returns. The company will record expense based on either the agreed-upon terms or accrue for these costs based on historical experience, and will adjust the expense as actual results vary from the estimates that have been recorded.

Product liability and warranty reserves

Summer maintains insurance to protect against product liability claims. Premiums are charged to expense during the period of coverage. In the normal course of business, Summer may offer warranties on certain of its products, generally limited to product replacement. A reserve would be recorded if the Company’s experience (including industry data) showed that there was a material exposure related to certain types of products. This experience would include looking at actual claims experience and other factors. To the extent Summer establishes that a material liability exists, a reserve is established and would be included in accrued liabilities. The levels of reserves could vary based on actual claims experience in the future.

Other use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Company Overview

Summer is a designer, marketer, and distributor of branded juvenile health, safety and wellness products which are sold principally to large North American and UK retailers. Summer currently has more than 60 proprietary products in seven product categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats and bouncers.

Summer’s strategy is to grow its sales through a variety of methods, including:

•	increased product penetration (more products at each store);

•	increased store penetration (more stores within each retail customer);

•	new products (at existing and new customers);

•	new mass merchant retail customers;

•	new distribution channels (food and drug chains, price clubs, home centers, web-based retailers);

•	new geographies (international expansion); and

•	new product categories (soft goods division started in 2006).

Summer has been able to grow its annual revenues by approximately $50,000,000 over the past five years through a combination of all of the above factors. Each year it has been able to expand the number of products into its main distribution channel, mass merchant retailers, and has also added new customers each year. Therefore, even without new product introductions, Summer could grow its business by simply selling more of its existing product line to existing customers. Summer has also been successful in establishing a UK operation, which had net sales of approximately $5,300,000 and operating income of approximately $400,000 during 2006.

For 2007 and beyond, the growth strategy of Summer will be to continue to develop and sell new products to its existing customer base, sell new and existing products to new customers (or expand relationships with existing customers), to begin to sell products from its soft goods product line, and to expand in the UK and in other geographic regions (including Japan, Mexico and Australia, among others). In addition, there are a number of potential acquisition candidates that could be pursued in order to obtain new innovative products, new product categories, new retail customers or new sales territories. There are approximately 400 active juvenile product companies, of which approximately 300 have less than $10,000,000 in sales. In addition, there are various product categories that Summer does not currently compete in, including car seats, strollers, play yards, high chairs, swings, walkers, nursery care, and other categories. Summer may look to develop its own products in these categories or attempt to gain entrance into these categories through acquisitions. Summer has no specific plans to acquire any companies at this time.

As Summer continues to grow through internal initiatives and any future acquisitions, it will incur additional expense. Two of the key areas in which such increased expenses will likely occur are sales and product development. In order to grow sales, Summer will likely hire additional sales personnel to service new geographic territories, focus existing resources on specific parts of the United States market and retain product line specialists to drive sales of new and existing products in specific areas in which Summer believes it can readily increase sales. Product development expenses will increase as Summer develops new products in existing and new categories. If Summer were to acquire one or more companies as part of its growth strategy, it would face various challenges such as the integration of the acquired companies’ product lines, employees, marketing requirements and information systems. Ongoing infrastructure investment also may be required to support realized growth, including expenditures with respect to upgraded and expanded information systems and enhancing the company’s management team.

Sales

Summer’s sales are primarily derived from the sale of juvenile health, safety and wellness products and are recognized upon transfer of title of product to Summer’s customers. Summer’s products are marketed through several distribution channels including chain retailers, specialty retailers and direct to consumers.

Approximately 90% of sales are currently made to customers in North America, with the remaining 10% made to customers in the UK. Sales are made utilizing standard credit terms of 30 to 90 days. Summer generally accept returns only for defective merchandise.

Summer derives a significant portion of its sales from major chain retailers. Summer’s two largest customers accounted for 70%, 69% and 62% of net sales in 2004, 2005 and 2006. Toys R Us accounted for 63%, 50% and 41% of net sales in 2004, 2005 and 2006, respectively. Target accounted for 7%, 19% and 21% of net sales in 2004, 2005 and 2006, respectively.

Cost of goods sold and other expenses

Summer’s products are manufactured by third parties, with approximately 80-85% of the dollar value of products being manufactured in China and the majority of the balance being manufactured in Massachusetts. Cost of goods sold primarily represents purchases of finished products from these third party manufacturers. The remainder of Summer’s cost of goods sold includes tooling depreciation, freight-in from suppliers and miscellaneous charges from contract manufacturers. Substantially all of Summer’s purchases are made in US dollars, therefore most of this activity is not subject to currency fluctuations. If Summer’s suppliers experience increased raw materials, labor or other costs and pass along such cost increases through higher prices for finished goods, Summer’s costs of sales would increase, and to the extent we are unable to pass such price increases along to Summer’s customers, Summer’s gross margins would decrease.

Selling, general and administrative expenses primarily consist of payroll, insurance, professional fees, royalties, freight out to customers, advertising and marketing expenses (including co-op advertising allowances as negotiated with certain customers) and sales commissions. Several of these items fluctuate with sales, some based on sales to particular customers and others based on sales of particular products.

There are not significant variations in seasonal demand for Summer’s products. Sales are generally higher in the December/January time frame as retailers take initial shipments of new products; these orders usually incorporate enough product to fill each store plus additional amounts to be kept at the customer’s distribution center. The timing of these initial shipments varies by customer depending on when they finalize store layouts for the upcoming year.

Results of Operations

Summer Infant and Combined Companies

Consolidated Statements of Income

For the Year Ended December 31, 2006 and 2005

(In thousands)

	December 31, 2006		December 31, 2005
Net revenues	$52,197	100.0%	$35,535	100.0%
Cost of goods sold	31,873	61.1%	23,008	64.7%

GROSS PROFITS	20,324	38.9%	12,527	35.3%
General and administrative expenses	9,122	17.5%	4,741	13.3%
Professional Fees	1,354	2.6%	256	0.7%
Selling expenses	6,028	11.5%	5,151	14.5%
Depreciation expense	668	1.3%	411	1.2%

INCOME BEFORE INTEREST	3,152	6.0%	1,968	5.5%
Interest expense	938	1.8%	451	1.2%
INCOME BEFORE TAXES AND MINORITY INTEREST	$2,214	4.2%	$1,517	4.3%
Income tax expense	26	0.0%	31	0.1%

NET INCOME BEFORE MINORITY INTEREST	2,188	4.2%	1,486	4.2%
Minority interest in net income of affiliate	259	0.5%	_61	0.5%

Net Income	$1,929	3.7%	$1,325	3.7%

Year ended December 31, 2006 compared with year ended December 31, 2005

Net sales increased 47% from approximately $35,535,000 in the year ended December 31, 2005 to approximately $52,197,000 for the year ended December 31, 2006. This increase was primarily attributable to increased distribution of Summer’s products throughout Summer’s customer base, with the largest dollar increases occurring at Toys R Us, Target and Kmart.

Gross profit increased 62% from approximately $12,527,000 for the year ended December 31, 2005 to approximately $20,324,000 for the year ended December 31, 2006. This increase was primarily attributable to the 50% increase in net sales, combined with sales of higher margin products and reductions in customer product returns during 2006, which resulted in a reduction of cost of goods sold as a percentage of sales from 64.7% in 2005 to 61.1% in 2006.

General and administrative expenses increased from approximately $4,741,000 for the year ended December 31, 2005 to approximately $9,122,000 for the year ended December 31, 2006. This increase primarily attributable to increases in headcount in order to build the infrastructure required to support the rapid sales increase, in addition to costs incurred in the development of the soft goods division. The total increase in payroll and benefits was approximately $2,200,000. There was an expense of approximately $670,000 (excluding legal start-up costs) attributable to the establishment of Summer’s soft goods division. External product development costs increased by approximately $330,000 due to the growth of the Company’s product line into more complex products that required more significant investment. Also, $300,000 was spent on the development of a distribution center in California, which gives the Company the ability to better service its customers that are located in the western part of the United States.

Professional fees increased from $256,000 for the year ended December 31, 2005 to $1,354,000 for the year ended December 31, 2006. This increase was primarily due to fees associated with the proposed merger with KBL, fees associated with the start-up of the soft goods division, and litigation costs associated with a complaint filed by Dorel.

Selling expenses increased from approximately $5,151,000 for the year ended December 31, 2005 to approximately $6,028,000 for the year ended December 31, 2006. This increase was primarily attributable to increased co-op advertising, freight and royalties associated with the higher level of sales during 2006. Selling expenses decreased as a percentage of sales from 14.5% in 2005 to 11.5% in 2006, as the Company streamlined its sales organization (including the elimination of some external sales representatives).

Depreciation and amortization expense increased from approximately $411,000 for the year ended December 31, 2005 to approximately $668,000 for the year ended December 31, 2006. This increase was primarily attributable to increased capital spending during 2005 which resulted in higher depreciation expense in 2006.

Interest expense increased from approximately $451,000 for the year ended December 31, 2005 to approximately $938,000 for the year ended December 31, 2006. This increase was primarily attributable to increased borrowing levels in 2006 to support the rapid growth of the Company.

Net income increased from approximately $1,325,000 for the year ended December 31, 2005 to approximately $1,929,000 for the year ended December 31, 2006. This increase was primarily attributable to the increased sales and gross profit percentage as described above.

Year ended December 31, 2005 compared with year ended December 31, 2004

Summer Infant and Affiliates

Consolidated Statements of Income

(In thousands)

	December 31, 2005		December 31, 2004
Net revenues	$35,535	100.0%	$20,855	100.0%
Cost of goods sold	23,008	64.7%	13,004	62.4%

GROSS PROFITS	12,527	35.3%	7,851	37.6%
General and administrative expenses	4,741	13.3%	3,173	15.2%
Professional Fees	256	0.7%	135	0.6%
Selling expenses	5,151	14.5%	3,621	17.4%
Depreciation and amortization expense	411	1.2%	227	1.1%

INCOME BEFORE INTEREST	1,968	5.5%	695	3.3%
Interest expense	451	1.2%	131	0.6%
INCOME BEFORE TAXES AND MINORITY INTEREST	1,517	4.3%	564	2.7%
Income tax expense	31	0.1%	49	0.2%

NET INCOME BEFORE MINORITY INTEREST	1,486	4.2%	515	2.5%
Minority interest in net income of affiliate	161	0.5%	73	0.4%

Net Income	1,325	3.7%	442	2.1%

Net sales increased 70% from approximately $20,855,000 in the year ended December 31, 2004 to approximately $35,535,000 for the year ended December 31, 2005. This sales increase was primarily attributable to increased distribution of Summer’s products throughout the customer base, with increases of more than $6,000,000 at Toys R Us. and Target.

Gross profit increased 60% from approximately $7,851,000 for the year ended December 31, 2004 to approximately $12,527,000 for the year ended December 31, 2005. This increase was primarily attributable to the 70% increase in net sales, combined with sales of lower margin products during 2005 which resulted in an increase of cost of goods sold as a percentage of sales from 62.4% in the year ended December 31, 2004 to 64.7% in the year ended December 31, 2005.

General and administrative expenses increased from approximately $3,173,000 for the year ended December 31, 2004 to approximately $4,741,000 for the year ended December 31, 2005. This increase was primarily attributable to increases in headcount in order to build the infrastructure required to support the rapid sales increase, leading to payroll and benefits increases of approximately $958,000. In addition, there were significant increases in insurance costs (approximately $196,000), external product development costs (approximately $124,000) and professional fees (approximately $120,000).

Selling expenses increased from approximately $3,621,000 for the year ended December 31, 2004 to approximately $5,151,000 for the year ended December 31, 2005. This increase was primarily attributable to increased commissions, freight and royalties associated with the higher level of sales during 2005.

Depreciation and amortization expense increased from approximately $227,000 for the year ended December 31, 2004 to approximately $411,000 for the year ended December 31, 2005. This increase was primarily attributable to increased capital spending during 2004 which resulted in higher depreciation expense in 2005.

Interest expense increased from approximately $131,000 for the year ended December 31, 2004 to approximately $451,000 for the year ended December 31, 2005. This increase was primarily attributable to increased borrowing levels in 2005 to support the rapid growth of the Company.

Net income increased from approximately $442,000 for the year ended December 31, 2004 to approximately $1,325,000 for the year ended December 31, 2005. This increase was primarily attributable to the increased sales as described above.

Liquidity and Capital Resources

Summer generally funds its operations and working capital needs through cash generated from operations and borrowings under its credit facility. In addition, Summer has entered into two other note payable agreements (one in 2005 and the other in 2006).

Summer’s sales have increased significantly over the past several years. For the year ended December 31, 2003, net sales were $17.6 million. For the year ended December 31, 2006, net sales were approximately $52.2 million. This sales growth has led to a substantial increase in working capital requirements, specifically accounts receivable and inventory. The typical cash flow cycle is as follows:

•

Inventory is purchased to meet expected demand plus a safety stock. Since the majority of Summer’s vendors are based in Asia, inventory takes from four to six weeks to arrive from Asia to the various distribution points Summer maintains in the US and the UK. Payment terms for these vendors average 60 days from the date the product ships from Asia, therefore Summer is generally paying for the product a short time after it is physically received in the US. The increased sales Summer has experienced result in increased levels of inventory, and therefore an increase in the amount of cash required to fund its inventory level.

•

Sales to customers generally have payment terms of 30 to 60 days. The increased sales have resulted in an increase in the level of accounts receivable, and therefore have increased the amount of cash required to fund working capital.

A summary of inventory and accounts receivable is as follows (in $000’s):

	December 31, 2006	December 31, 2005	December 31, 2004
Inventory	11,075	7,860	5,029
Accounts Receivable	8,915	6,210	3,517

As of December 31, 2006, Summer maintained an allowance for doubtful accounts of $82.

Summer has been able to fund its increased working capital through asset-based lines of credit with banks. The lenders generally follow a borrowing base formula that allows advances based on the levels of accounts receivable and inventory. Summer’s current line of credit contains traditional borrowing base formulas.

The majority of capital expenditures for Summer are for tools related to new product introductions. Summer receives indications from retailers generally around the middle of each year as to what products the retailer will be taking into its product line for the upcoming year. Based on these indications, Summer will then acquire the tools required to build the products. The majority of these expenditures are therefore made in the third and fourth quarters of each year so that initial shipments of products can be made in December and January (the typical time frame for new product shipments). In most cases the payments for the tools are spread out over a three to four month period.

Summer believes that its current banking facilities are sufficient to fund its cash requirements for at least the next 12 months. However, unforeseen circumstances, such as softness in the retail industry or deterioration in the business of a significant customer, could create a situation where Summer cannot access all of the available lines of credit due to not having sufficient accounts receivable. In addition, there is no assurance that Summer will meet all of its bank covenants in the future, or that its lenders will grant waivers if there are covenant violations. The lenders have granted all required waivers that have previously been required.

Summer’s strategy for funding its business going forward is a combination of the following: increased profitability; increased borrowing lines as required with traditional lenders (asset-based); and utilization of the proceeds available from the business combination with KBL to fund its business as well as potential acquisitions. The proceeds of the business combination with KBL has injected more than $20,000,000 of available cash into Summer. These proceeds could potentially be used to pay off the existing debt of Summer; fund working capital increases going forward; acquire other businesses; pay dividends; or repurchase KBL common stock or warrants. Even if the existing debt is paid down, it is likely that Summer will continue to maintain available lines of credit on an asset-backed basis in order to fund working capital needs in the future.

Net cash used in operations was approximately ($2,014,000), ($2,248,000) and ($1,420,000) for the years ended December 31, 2006, 2005 and 2004 respectively. Summer has generated positive net income for each of the past three years but has used cash in operations due to increased working capital requirements resulting from rapid sales increases over the past several years.

Net cash used in investing activities was approximately ($4,213,000), ($1,981,000), and ($478,000) for the years ended December 31, 2006, 2005 and 2004 respectively. The major investing activity is for capital expenditures, primarily molds and tooling related to new product introductions. In addition to molds, during 2006 the company invested approximately 2.6 million in the construction of its new headquarters and warehouse.

Net cash provided by financing activities was approximately $5,779,000, $4,605,000 and $1,786,000 for the years ended December 31, 2006, 2005 and 2004 respectively. The primary source of funds during the past three years has been borrowings under the lines of credit established by Summer. These borrowings have been made in order to fund the working capital increases that have occurred as a result of the rapid sales growth of Summer over this time frame. In 2006 the Company also borrowed approximately 2.6 million to fund the construction of its new headquarters.

In October 2003, Summer entered into a $1,150,000 term loan with a bank. Borrowings under this loan bore interest at 5.92% per annum. The loan was paid off in June 2005.

In March 2005, Summer entered into a $1,050,000 subordinated term loan payable with a business development company. The note has a 48-month term and calls for monthly principal payments of $23,000 plus 12% interest through December 2008. It is secured by all of Summer’s assets and by a personal guarantee from the majority stockholder of Summer. In addition to the required monthly principal and interest payments, Summer is required to make a royalty payment to the holder of the note on a quarterly basis. The royalty payment is calculated based on 0.25% of SII’s net sales for the preceding quarter and is payable within 45 days of the close of the quarter. These royalty payments, which are included in interest expense on the accompanying consolidated statement of income for the year ended December 31, 2005, amounted to approximately $61,000. The remaining principal balance owed on this note as of December 31, 2006 was approximately $560,000.

In October 2003, Summer entered into a revolving line of credit with a bank which provided for working capital needs with maximum borrowings of $1,000,000, $2,000,000, and $5,000,000 for the years ending December, 31, 2003, 2004, and 2005, respectively. Borrowings under the line of credit bear interest at the bank’s prime lending rate plus .125% (4.125%, 5.375%, and 6.125% as of December 31, 2003, 2004, and June 2005). The line of credit was paid off in June 2005.

In July 2005, Summer entered into a revolving line of credit with another bank. This line of credit provided for borrowings based on levels of qualified accounts receivable and inventory held by SII and SIE. The line of credit is secured by all assets of Summer. Maximum borrowings at December 31, 2005, on the line of credit were $7,5000,000. Interest on the line of credit is payable at LIBOR (5.32% at December 31,2006) plus 1.75%. Amounts outstanding under this agreement were approximately $7,087,000 at December 31, 2005. As of January 1, 2006, the bank increased the maximum allowable borrowings on the line of credit to $11,000,000, and the bank has subsequently increased the maximum allowable borrowings to $17,000,000. In addition, the line of credit has been extended until June 30, 2007. As of December 31, 2006, an aggregate of approximately $11,342,000 was outstanding under the line of credit.

In connection with the subordinated term loan, Summer is subject to certain covenants, which require, among other things, maintenance of minimum cash flow to debt service ratio, a total liabilities to tangible net worth ratio and a certain level of net worth. At December 31, 2006, Summer was not in compliance with certain covenants (specifically, the covenants related to the debt-to- equity ratio and the net worth requirement were out of compliance); however, it obtained waivers for all covenant violations. The debt is included in current portion of long term debt on the combined balance sheet since the waiver only waived covenant violations at December 31, 2006.

The total debt of Summer at December 31, 2006 was $14,749,000. Of this total, $11,342,000 relates to the revolving line of credit which expires on June 30, 2007. This debt has no required principal payments and interest is paid monthly. Summer expects that it will be able to extend this line of credit with either its existing bank or another bank upon the scheduled termination date of June 30, 2007, because this line of credit is collateralized by inventory and accounts receivable at standard advance rates. Another $560,000 of the outstanding debt relates to the subordinates loan, which calls for principal payments of $23,333 per month plus interest. Another $2,637,000 of outstanding debt relates to loans for the construction of the new building. No principal payments will be required on this loan until a permanent construction loan has been completed for the entire project. The final $210,000 of debt relates to capital lease obligations, which call for monthly principal and interest payments.

We believe that Summer’s cash flows from operations, cash on hand, funds from the business combination with KBL, and available borrowings will be sufficient to meet Summer’s working capital and capital expenditure requirements and provide us with adequate liquidity to meet anticipated operating needs for at least the next 12 months. Summer’s cash requirements for the period beyond that are expected to be met by a combination of the cash proceeds from the business combination with KBL plus continued use of bank facilities to meet working capital requirements.

Non-GAAP Discussion

In addition to its GAAP results, Summer considers non-GAAP measures of its performance. EBITDA, as defined below, is an important supplemental financial measure of Summer’s performance that is not required by, or presented in accordance with, GAAP. EBITDA represents net income (loss) before income taxes, minority interest in net income of affiliates, interest expense, and depreciation and amortization. Summer’s management uses EBITDA as a financial measure to assess the ability of its assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. Summer’s management believes that the presentation of EBITDA provides useful information regarding Summer’s results of operations because they assist in analyzing and benchmarking the performance and value of Summer’s business. Summer believes that EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

EBITDA also is used by Summer’s management for multiple purposes, including:

•	to calculate and support various coverage ratios with Summer’s lenders;

•	to allow lenders to calculate total proceeds they are willing to loan to Summer based on its relative strength compared to other competitors; and

•

to more accurately compare Summer’s operating performance from period to period and company to company by eliminating differences caused by variations in capital structures (which affect relative interest expense), tax positions and amortization of intangibles.

In addition, EBITDA is an important valuation tool used by potential investors when assessing the relative performance of a company in comparison to other companies in the same industry. Although Summer uses EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, Summer’s calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. Summer’s management compensates for these limitations in considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

The following table presents a reconciliation of EBITDA to net income, its most directly comparable GAAP financial measure, on a historical basis, for the periods presented:

Reconciliation of unaudited EBITDA, as adjusted, to Net Income (In thousands)

	Fiscal Year Ended December 31
	2006	2005	2004
Income before interest	3,152	1,968	695
Plus: depreciation and amortization	668	411	227

Subtotal EBITDA	3,820	2,379	922
Plus: deal related fees	731	0	0
Plus: litigation costs	499	0	0

Adjusted EBITDA	5,050	2,379	922

The increase in EBITDA for the past two fiscal years has been primarily the result of the sales increases that have occurred. Sales increased from $20.9 million in fiscal 2004 to $35.5 million in 2005 and $52.2 million in fiscal 2006.

For the year ended December 31, 2006, “Adjusted EBITDA” includes the addition of several items which the Company believes to be nonrecurring. These items include $731k of professional fees incurred in connection with the acquisition, and $499k in litigation costs related to the start-up of the Soft Goods division and litigation related to a claim by Dorel Industries.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised in 2004), “Share Based Payment” (“SFAS 123(R)”), which superceded SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS No. 123(R) requires the recognition of stock-based compensation expense in the financial statements. Effective January 1, 2006, the Company adopted FAS No. 123(R). The implementation of FAS 123(R) had no impact on the condensed combined financial statements of income for the six month period ending June 30, 2006 since there are no stock options issued or outstanding.

In June of 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (“SFAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20,” “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The Company has adopted the provisions of FAS 154 and does not expect any material effect on its results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”—an Interpretation of FASB Statement No. 109” (“FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on the Company’s results of operations or financial position.

There are no other recently issued accounting pronouncements that need to be considered when reading the financial statements or related footnotes.

Quantitative and Qualitative Disclosures About Market Risk

Summer’s exposure to market risk is limited to interest rate risk associated with Summer’s credit facilities and foreign currency exchange risk associated with Summer’s foreign operations.

Based on Summer’s interest rate exposure on variable rate borrowings at December 31, 2006, a one percentage point increase in average interest rates on Summer’s borrowings would increase future interest expense by approximately $9,500 per month. Summer determined these amounts based on approximately $11,342,000 of variable rate borrowings at December 31, 2006, multiplied this amount by 1% and divided by twelve. Summer is currently not using any interest rate collars or hedges to manage or reduce interest rate risk. As a result, any increase in interest rates on Summer’s variable rate borrowings would increase interest expense and reduce net income.

The majority of Summer’s operating activities are conducted in US dollars. Approximately 10% of Summer’s sales are denominated in other currencies such as British pounds sterling or Canadian dollars. Summer’s purchases of finished goods from Chinese manufacturers are denominated in US dollars. A 10% change in the exchange rate of the US dollar with respect to Canadian dollars or British pounds sterling would not have a significant impact on Summer’s earnings.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Bank of America Line of Credit. As a result of the completion of the acquisition, SII, SIA, and SIE became wholly owned subsidiaries of the Company. SII, SIE, and SIA are parties to a Revolving Credit Agreement with Bank of America, N.A. (the “Credit Agreement”) which provides a credit facility of up to $17,000,000. Under the terms of the Credit Agreement, SII may borrow up to the lesser of $17,000,000 or the sum of (i) 85% of total eligible receivables from Toys R Us outstanding from time to time plus (ii) 85% of total eligible receivables from Target outstanding from time to time plus (iii) 80% of total eligible domestic receivables outstanding from time to time plus (iv) 60% of the value of eligible domestic inventory plus (v) 50% of the value of eligible foreign inventory plus (vi) 55% of the value of in-transit inventory plus (vii) 60% of total eligible foreign receivables outstanding from time to time, subject to a $8,000,000 limit on advances against clauses (iv), (v), and (vi). Outstanding amounts under the credit facility accrue interest at the rate of LIBOR plus 1.75% (or 5.32% at December 31, 2006), and the maturity date of the loan is June 30, 2007. The Credit Agreement contains customary covenants for transactions of this type, and include the following: (1) that SII, SIE, and SIA maintain a ratio of operating cash flow to debt service of not less than 1.25:1.00, (ii) that SII, SIE, and SIA maintain a ratio of total debt to tangible net worth of not greater that 3.00:1.00, and (iii) that, without bank of American consent, SII, SIE, and SIA not incur indebtedness outside the ordinary course of business in excess of $150,000. Bank of America may accelerate all amounts outstanding under the Credit Facility upon an event of default. Events of default include the following: the failure to pay any outstanding amounts due under the Credit Agreement or to perform under the Credit Agreement; the bankruptcy or insolvency of SII, SIE, or SIA; or SII is in default under any other loans with Bank of America. The credit facility is secured by a lien on all the assets of SII and SIE.

Construction Loan. As a result of the acquisition of the assets and liabilities of Faith Realty, LLC, the Company assumed all obligations of Faith Realty under the Construction Loan between Faith Realty and Bank of America, N.A. (the “Construction Loan”). Under the terms of the Construction Loan, the Company may borrow up to $3,145,000 to pay off existing mortgage liens on the Company’s property in Woonsocket, Rhode Island and to fund the construction of the Company’s new facility in Woonsocket. Outstanding amounts under the credit facility accrue interest at Bank of America’s prime rate, or, at the election of the Company, at the rate of LIBOR plus 2.25%, and the maturity date of the loan is June 21, 2017. The Construction Loan contains customary covenants for transactions of this type. Bank of America may accelerate all amounts outstanding under the Construction Loan upon an event of default. Events of default include the following: the failure to pay any outstanding amounts due under the Construction Loan or to perform under the Construction Loan; the bankruptcy or insolvency of the Company; or the Company is in default under any other loans with Bank of America. The credit facility is secured by a mortgage on the Company’s real property in Woonsocket, Rhode Island and an assignment of all rents and leases from that property.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure described in the Proxy Statement in the Section entitled “The Acquisition Agreement — Acquisition Consideration” beginning on page 50 (which is incorporated herein by reference). The Company is relying on the exemption from registration under Section 4(2) of the Securities Act of 1933 for the shares issued in the acquisition. Messrs. Macari and Gibree are parties to a registration rights agreement with the Company, a copy of which is filed with this Report as Exhibit 10.22. See Item 5.02 with respect to the recent issuances of options.

Item 3.03	Material Modification to Rights of Security Holders.

Reference is made to the disclosure described in the Proxy Statement in the Section entitled “Article Sixth Amendment Proposal” on page 73 (which is incorporated herein by reference).

Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure described in the Proxy Statement in the Section entitled “The Acquisition Agreement” beginning on page 50 (which is incorporated herein by reference). Further reference is made to the information contained in Item 2.01 to this Report.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain; Compensation Arrangements of Certain Officers.

Effective as of the closing and as a result of the acquisition, Dr. Krauss resigned as Chief Executive Officer of KBL, Dr. Zachary Berk resigned as Chairman of the Board and director of KBL, and Michael Kaswan resigned as Chief Operating Officer and director of KBL. The executive officers of Summer immediately prior to the acquisition, including Jason P. Macari, the Chief Executive Officer, continue in their positions with Summer. Mr. Macari also has become a director and the Chief Executive Officer of the Company. Dr. Krauss, KBL’s Chief Executive Officer immediately prior to the acquisition, has become Chairman of the Board of the Company. Steven Gibree, the Executive Vice President of Product Development of Summer prior to the acquisition, also has become a director and Executive Vice President of Product Development of the Company. Rachelle Harel, SIE’s Managing Director prior to the acquisition, has become SIE’s Director and General Manager. Joseph Driscoll, the Chief Financial Officer of Summer prior to the acquisition, also has become Chief Financial Officer of the Company. See the section of the Proxy statement earned “Directors and Executive Officers of KBL Following the acquisition beginnings on page 107 thereof.

On March 7, 2007, the board of directors of the Company granted options under the 2006 Performance Equity Plan to the following persons:

•

Steven Gibree was granted options to purchase an aggregate of 170,000 shares of common stock at an exercise price of $5.25 per shares. 25% of these options vested immediately, with the remaining 75% vesting in three equal annual installments.

•

Joseph Driscoll was granted options to purchase an aggregate of 170,000 shares of common stock at an exercise price of $5.25 per shares. 25% of these options vested immediately, with the remaining 75% vesting in three equal annual installments.

•

The Company’s independent directors, Martin Fogelman, Myra Hart, Robert Stebenne and Richard Wenz, each were granted options to purchase an aggregate of 40,000 shares of common stock at an exercise price of $5.25 per shares. 25% of these options vested immediately, with the remaining 75% vesting in three equal annual installments.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

The material terms of the transaction by which Summer Infant, Inc., Summer Infant Europe Limited and Summer Infant Asia, Ltd. became wholly owned subsidiaries of the Company are described in the Proxy Statement in the Section entitled “The Acquisition Agreement” beginning on page 50 (which is incorporated herein by reference).

In connection with the approval of the above described transaction, the KBL stockholders adopted (i) an amendment to KBL’s Certificate of Incorporation to change the name of KBL to Summer Infant, Inc., (ii) an amendment to KBL’s Certificate of Incorporation to increase the number of authorized shares of KBL common stock from 35,000,000 to 100,000,000, and (iii) an amendment to KBL’s Certificate of Incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation, as those provisions are no longer operative upon consummation of the acquisition. The Amended and Restated Certificate of Incorporation is filed with this Report as Exhibit 3.1.

Item 5.06	Change in Shell Company Status.

The material terms of the transaction by which Summer Infant, Inc., Summer Infant Europe Limited and Summer Infant Asia, Ltd. became wholly owned subsidiaries of the Company are described in the Proxy Statement in the Section entitled “The Acquisition Agreement” beginning on page 50 (which is incorporated herein by reference).

Item 9.01	Financial Statements and Exhibits.

Financial Statements.

The financial statements and selected financial information of KBL and Summer are included in the Proxy Statement in the Sections entitled “Selected Summary Historical and Pro Forma Consolidated Financial Information” beginning on page 11, “Unaudited Pro Forma Consolidated Financial Statements” beginning on page 61, and “Index to Financial Statements” beginning on page F-1 (which are incorporated herein by reference).

Such financial information is supplemented by all financial information of KBL included in its periodic and annual reports filed prior to the date of this Report under the Exchange Act of 1934, as amended.

Such financial information is further supplemented by the (i) pro forma unaudited combined financial statements of KBL and Summer at and for the years ended December 31, 2006 and 2005 set forth on the following pages; and (ii) audited financial statements of Summer and notes thereto for the year ended December 31, 2006 on the following pages.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines KBL’s historical balance sheets and those of Summer as of December 31, 2006 and 2005, giving effect to the transactions described in the Acquisition Agreement as if they had occurred on December 31, 2006. The following unaudited pro forma condensed consolidated statements of operation combine (i) KBL’s historical statements of operations for the year ended December 31, 2006 with those of Summer for the year ended December 31, 2006 and (ii) KBL’s historical statement of operations for the year ended December 31, 2005 with those of Summer for the year ended December 31, 2005, in each case giving effect to the acquisition as if it had occurred on January 1, 2005.

Under the purchase method of accounting, the preliminary purchase price has been allocated to the net tangible and intangible assets assets acquired and liabilities assumed, based on preliminary estimates, which assume that historical cost approximates fair value of the assets and liabilities of Summer. As such, management estimates that a substantial portion of the excess purchase price will be allocated to non-amortizable intangible assets. These estimates are subject to change upon the finalization of the valuation of certain assets and liabilities and may be adjusted in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No.141, Business Combinations.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with KBL’s historical financial statements and those of Summer and the related notes thereto. The pro forma adjustments are preliminary and unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or of KBL’s future financial position or operating results.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2006

(In thousands)

	Summer	KBL	Adjustments		Pro forma
Assets
Current assets
Cash and cash equivalents	$715	$6	$52,088	a	$22,070
			(20,000	)b
			(3,472	)c
			(6,883	)d
			(384	)d
			(20	)e
New York Muni Cash Trust held in trust	—	52,088	(52,088	)a	—
Trade receivables	8,915	—	—		8,915
Inventory	11,075	—	—		11,075
Prepaid expenses	252	42	—		294
Other current assets	—	1	—		1

Total current assets	20,957	52,137	(30,759)		42,335
Property and equipment, net	6,139	5	—		6,144
Goodwill	92	—	17,676	b	17,768
Other intangible assets, net	75	—	22,925	b	23,000
Deferred acquisition costs	—	457	(457	)c	—
Deferred tax asset	—	509	—		509

Total assets	$27,263	$53,108	$9,385		$89,756

Liabilities and stockholders equity
Current liabilities
Line of credit	$11,342	$—	$—		$11,342
Accounts payable and accrued expenses	8,533	635	(457	)c	8,711
Deferred trust income	—	584	(584	)d	—
Capital and income tax payable	—	427	—		427
Notes payable - short term	3,274	20	(20	)e	3,274

Total current liabilities	23,149	1,666	(1,061)		23,754
Notes payable - long term	132	—			132

Total liabilities	23,281	1,666	(1,061)		23,886
Minority interest	629	—	(629	)f	—
Common stock subject to conversion	—	9,829	(9,829	)d	—
Common stock	76	1	(76	)b	1
Additional paid in capital	144	40,632	(144	)b	64,689
			21,111	b
			2,946	d
Other comprehensive income	125	—	(125	)b	—
Retained earnings	3,008	980	(3,008	)b	1,180
			200	d

Stockholders equity	3,353	41,613	20,904		65,870

Total liabilities and stockholders equity	$27,263	$53,108	$9,385	d	$89,756

Unaudited Pro Forma Condensed Combined Statement of Operations and Per Share Data

Year Ended December 31, 2006

(In thousands, except for per share amounts)

	Summer	KBL	Adjustments		Pro forma
Net sales	$52,197	$—	$—		$52,197
Cost of goods sold	31,873	—	—		31,873

Gross profit	20,324	—	—		20,324
General & administrative expenses	11,144	603	1,026	g	12,773
Selling expenses	6,028	—	—		6,028

Operating income	3,152	(603)	(1,026)		1,523
Interest expense	938	—	—		938
Interest income	—	(1,452)	(124	)d	(971)
			605	h

Income before income taxes	2,214	849	(1,507)		1,556
Income tax provision	26	177	466		669

Net income before minority interest	2,188	672	(1,973)		887

Minority interest in net income of affiliates	259	—	(259	)f	—

Net income	$1,929	$672	$(1,714)		$887

Weighted average number of shares outstanding:
Basic		11,200,000	j		13,907,892
Diluted		11,200,000	j		15,302,347

Net income per share
Basic		$0.06			$0.06

Diluted		$0.06			$0.06

Unaudited Pro Forma Condensed Combined Statement of Operations and Per Share Data

Year Ended December 31, 2005

(In thousands, except for per share amounts)

	Summer	KBL	Adjustments		Pro forma
Net sales	$35,535	$—	$—		$35,535
Cost of goods sold	23,008	—	—		23,008

Gross profit	12,527	—	—		12,527
General & administrative expenses	5,408	322	1,026	g	6,756
Selling expenses	5,151	—	—		5,151

Operating income	1,968	(322)	(1,026)		620
Interest expense	451	—	—		451
Interest income	—	(896)	344	h	(628)
			(76	)d

Income before income taxes	1,517	574	(1,294)		797
Income tax provision	31	265	47	i	343

Net income before minority interest	1,486	309	(1,341)		454
Minority interest in net income of affiliates	161	—	(161	)f	—

Net income	$1,325	$309	$(1,180)		$454

Weighted average number of shares outstanding:
Basic		8,291,507		j	13,907,892
Diluted		8,291,507		j	14,339,142

Net income per share
Basic		$0.04			$0.03

Diluted		$0.04			$0.03

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share amounts)

a	To record release of funds held in Trust Fund.

b	To record the $44,583 purchase of all the stockholders’ equity of Summer and the allocation of the purchase price to assets acquired and liabilities assumed as follows:

Calculation of allocable purchase price:

Cash	20,000	*
Stock	21,111	**
Capitalized Transaction Costs	3,472

Purchase Price	44,583

Estimated allocation of purchase price:			Asset Life

Summer net assets acquired, net of goodwill	3,815		Various
Customer relationships	13,000		20 years
Trade name	10,000		Indefinite
Goodwill (residual)	17,768		Indefinite

Total allocable purchase price	44,583

*	The cash portion of the acquisition does not include future contigent payments of up to $5,000 based on earnings.
**	The stock portion of the acquisition ($21,111) consists of 3,916,667 shares at a price per share of $5.39, which was the average closing price of a share of KBLH common stock for the ten consecutive trading days prior to and the ten consecutive trading days subsequent to public announcement by KBLH of the contemplated purchase of the stockholders’ equity of Summer. The stock portion of the acquisition includes 1,391,667 shares held in escrow to secure indemnity rights of KBL and for adjustments to Summer’s net worth. It does not include future contingent payments of 2,500,000 shares based on the company’s stock price.

c	To record payment of transaction related expenses.

d	To record refund of funds to dissenting shareholders along with related deferred interest, and to reclassify common stock as additional paid in capital.

e	To reverse shareholder loan to be repaid at closing

f	To reverse minority interest

g	To record increased base salaries payable to certain key employees under employment agreements entered into in conjunction with the acquisition and increased salaries to be made to certain directors; and to record amortization expense of acquired intangibles - customer relationships with a 20 year life.

h	To reverse interest income to reflect the payment of $20,000 as the cash portion of the acquisition.

i	To record increased state and federal income taxes (9% and 34% of pro forma combined net income for the period)

j	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

Twelve months ended December 31, 2006:
Basic - assuming initial public offering as of January 1, 2005	11,200,000
Shares redeemed	(1,208,775)
Shares issued in conjunction with the acquisition*	3,916,667

Basic - total	13,907,892
Incremental shares on exercise of warrants**	1,394,455

Diluted	15,302,347

*

The stock portion of the acquisition ($21,111) consists of 3,916,677 shares at a price per share of $5.39, which was the average closing price of a share of KBLH common stock for the ten consecutive trading days prior to and the ten consecutive trading days subsequent to public announcement by KBLH of the contemplated purchase of the stockholders’ equity of Summer. The stock portion of the acquisition includes 1,391,667 shares held in escrow to secure indemnity rights of KBL and for adjustments to Summer’s net worth. It does not include future contingent payments of 2,500,000 shares based on the company’s stock price.

**	Assumes exercise price of $5.00 per share, 18,400,000 warrants outstanding and average price for period warrants actually outstanding (twelve months ended December 31, 2006) of $5.41.

Year ended December 31, 2005:
Basic - assuming initial public offering as of January 1, 2005	11,200,000
Shares redeemed	(1,208,775)
Shares issued in conjunction with the acquisition*	3,916,667

Basic - total	13,907,892
Incremental shares on exercise of warrants**	431,250

Diluted	14,339,142

*	The stock portion of the acquisition ($21,111) consists of 3,916,667 shares at a price per share of $5.39, which was the average closing price of a share of KBLH common stock for the ten consecutive trading days prior to and the ten consecutive trading days subsequent to public announcement by KBLH of the contemplated purchase of the stockholders’ equity of Summer. The stock portion of the acquisition includes 1,391,667 shares held in escrow to secure indemnity rights of KBL and for adjustments to Summer’s net worth. It does not include future contingent payments of 2,500,000 shares based on the company’s stock price.
**	Assumes exercise price of $5.00 per share, 18,400,000 warrants outstanding and average price for period warrants actually outstanding (May 4 - December 31, 2005) of $5.12.

Summer Infant, Inc. And Affiliates

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Summer Infant, Inc. and Affiliates

We have audited the accompanying combined balance sheets of Summer Infant, Inc. and Affiliates as of December 31, 2006 and 2005, and the related combined statements of income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Summer Infant, Inc. and Affiliates as of December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York

February 9, 2007

Summer Infant Inc and Affiliates

Combined Balance Sheets

	December 31, 2006	December 31, 2005
	(in thousands of dollars, except shares)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$715	$1,115
Trade Receivables	8,915	6,210
Inventory	11,075	7,860
Prepaids and other current assets	252	199

TOTAL CURRENT ASSETS	20,957	15,384
Property and Equipment, net	6,139	2,440
Goodwill	92	92
Intangible Assets, net	75	91

TOTAL ASSETS	$27,263	$18,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of Credit	$11,342	$7,087
Accounts Payable	6,959	6,713
Accrued Expenses	1,574	902
Current Portion of Long Term Liabilities	3,274	280

TOTAL CURRENT LIABILITIES	23,149	14,982
Long term liabilities, less current portion	132	560

TOTAL LIABILITIES	23,281	15,542
Minority Interest	629	370

STOCKHOLDERS EQUITY
Common Stock	76	76
Additional Paid in Capital	144	144
Retained Earnings	3,008	1,884
Accumulated other comprehensive income (loss)	125	(9)

TOTAL STOCKHOLDERS’ EQUITY	3,353	2,095

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,263	$18,007

See notes to combined financial statements

Summer Infant Inc and Affiliates

Combined Statements of Income

	For the Years Ended
	December 31, 2006	December 31, 2005	December 31, 2004
	(In thousands, except share amounts)
Net revenues	$52,197	$35,535	$20,855
Cost of goods sold	31,873	23,008	13,004

GROSS PROFIT	20,324	12,527	7,851
General and administrative expenses	9,790	5,152	3,400
Professional Fees	1,354	256	135
Selling expenses	6,028	5,151	3,621

INCOME BEFORE INTEREST	3,152	1,968	695
Interest expense	938	451	131

INCOME BEFORE TAXES AND MINORITY INTEREST	$2,214	$1,517	$564
Income tax expense	26	31	49

NET INCOME BEFORE MINORITY INTEREST	2,188	1,486	515
Minority Interest in net income of affiliates	259	161	73

Net income	$1,929	$1,325	$442

Net income per share-Summer Infant, Inc.	$2,833	$1,573	$546
Net Income per share-Summer Infant Europe	$3,202	$1,008	$1,719
Net Income (loss) per share-Summer Infant Asia	$(28)	$18	$(9)
Net Income per share-Summer Infant, Inc. and Affiliates	$179	$123	$41

See notes to combined financial statements

Summer Infant Inc and Affiliates

Combined Statements of Stockholders’ Equity

For the years ended December 31, 2006, 2005 and 2004

	Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated other Comprehensive Income (Loss)	Comprehensive Income	Total Stockholders’ Equity (Deficiency)
	Shares	Amount
	(In thousands of dollars except shares)
Balance at December 31, 2003	10,766	76	57	542	32		707

Stockholder distributions				(47)			(47)
Net Income				442		442
Foreign currency translation adjustment					24	24

Total comprehensive income						466	466

Balance at December 31, 2004	10,766	76	57	937	56		1,126

Stockholder distributions				(378)			(378)
Contributions to capital			87				87
Net Income for the year				1,325		1,325
Foreign currency translation adjustment					(65)	(65)

Total comprehensive income						1,260	1,260

Balance at December 31, 2005	10,766	$76	$144	$1,884	$(9)		$2,095

Stockholder distributions				(805)			(805)
Contributions to capital
Net Income for the twelve month period				1,929		1,929
Foreign currency translation adjustment					134	134

Total comprehensive income						2,063	2,063

Balance at December 31, 2006	10,766	$76	$144	$3,008	$125		$3,353

See notes to combined financial statements

Summer Infant Inc and Affiliates

Combined Statements of Cash Flows

	For the Years Ended
	December 31, 2006	December 31, 2005	December 31, 2004
	(in thousands of dollars, except share amounts)
Cash flows from operating activities:
Net income	$1,929	$1,325		$442
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	668	411		227
Minority interest in net income of affiliates	259	161		73
Changes in assets and liabilities
Increase in accounts receivable	(2,648)	(2,747)		(1,104)
Increase in inventory	(3,354)	(2,881)		(2,190)
Increase in accounts payable	704	1,514		998
Increase in accrued expenses	463	77		96
(Increase) decrease in prepaids and other assets	(35)	(108)		38

Net cash used in operating activities	(2,014)	(2,248)		(1,420)

Cash flows from investing activities:
Acquisitions of property and equipment	(4,213)	(1,972)		(478)
Acquisitions of intangible assets		(9)

Net cash used in investing activities	(4,213)	(1,981)		(478)

Cash flows from financing activities:
Net borrowings on line of credit	4,255	5,087		2,000
Principal payments on note payable	(217)	(115)		(167)
Principal payments on capital leases	(22)	(8)
Borrowings under note payable	2,574
Payments made on stockholder loans		(68)
Contribution of capital		87
Distributions to stockholders	(811)	(378)		(47)

Net cash provided by financing activities	5,779	4,605		1,786

Effect on exchange rate changes on cash and cash equivalents	48	(4)		(17)

Net increase (decrease) in cash and cash equivalents	(400)	372		(129)
Cash and cash equivalents at beginning of the year	1,115	743		872

Cash and cash equivalents at end of the year	715	$1,115		$743

Supplementary Disclosures of Cash Flow Information:
Cash paid during the period for interest	910	$451		$131
Supplementary schedule of non-cash investing and financing activity:
Capital lease obligations incurred	209	$108	$

See notes to combined financial statements

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Note that all dollar amounts presented in the attached footnotes are in thousands of US dollars.

Nature of Operations and basis of presentation

Summer Infant, Inc. and Affiliates (the “Company”) consists of four companies, affiliated through substantial common ownership. The four companies are under common control through the majority voting ownership of the largest shareholder, Jason Macari. This shareholder owns 90% of Summer Infant Inc, Summer Asia , and Summer Realty, and 80% of Summer Europe. The Company is engaged in the design, marketing and distribution of branded durable baby products sold principally through large retailers in North America and the United Kingdom. The four companies are: (i) Summer Infant, Inc. (“SummerUS”), a Rhode Island corporation located in Slatersville, Rhode Island, incorporated in 2001; (ii) Summer Infant Europe Limited (“SummerEurope”), a UK limited liability corporation located in suburban London incorporated in 2002; (iii) Summer Infant Asia Limited (“SummerAsia”), a Hong Kong limited liability corporation located in Hong Kong, incorporated in 2002; and (iv) Faith Realty, LLC (“SummerRealty”), a Rhode Island limited liability company incorporated in 2005.

All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’ (“SEC”) Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. Sales are recorded net of provisions for returns and allowances, customer discounts, and other sales related discounts. The Company bases its estimates for discounts, returns and allowances on negotiated customer terms and historical experience. Customers do not have the right to return products unless the products are defective. The Company records a reduction of sales for estimated future defective product deductions based on historical experience.

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as allowances and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company’s products in a customer’s national circular ad, are reflected as selling and marketing expenses in the accompanying statements of income.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include money market accounts and investments with an original maturity of three months or less.

Trade Receivables

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible.

The Company has a credit insurance policy to protect against potential losses up to stated amounts from certain customers.

Inventory

Inventory is comprised of finished goods and is stated at the lower of cost using the first-in, first-out (FIFO) method, or market (net realizable value). The Company regularly reviews slow-moving and excess inventories, and writes down inventories to net realizable value if the ultimate expected proceeds from the disposals of excess inventory are less than the carrying cost of the merchandise.

Property and Equipment

Property and equipment are recorded at cost. The Company owns the molds used in the production of its products by third party manufacturers. Capitalized mold costs include costs incurred for the pre-production design and development of the molds.

Depreciation is provided over the estimated useful lives of the respective assets using either straight-line or accelerated methods.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement requires that the long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value less costs to sell. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

Goodwill

The Company accounts for Goodwill in accordance with Financial Accounting Standards Board SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives no longer be subject to amortization and be tested at least annually for impairment.

Impairment exists if the carrying value of the reporting unit exceeds the fair value of the reporting unit. The Company believes no impairment existed at December 31, 2006 or December 31, 2005 based on discounted cash flows projection.

Intangible Assets

Intangible assets include patents, licenses and design rights, which the Company acquired in connection with certain patented products.

These intangible assets are amortized on a straight-line basis over the estimated useful lives of the various assets (5-10 years). The Company’s management regularly reviews the carrying value of these assets for impairment and decline in value. As of December 31, 2006 and December 31, 2005, no impairment existed with respect to these assets based on a discounted future cash flows projection.

Income Taxes

SummerUS has elected to have their incomes taxed under the provisions of Subchapter S of the Internal Revenue Code. SummerRealty is a Limited Liability Company. Accordingly, the individual stockholders or members are taxed on their proportionate share of the taxable income of SummerUS and SummerRealty in lieu of the corporation or LLC paying income taxes. Therefore, no provision or liability for income taxes is reflected in these financial statements for SummerUS and SummerRealty. SummerEurope and SummerAsia are subject to corporation taxes in the United Kingdom and Hong Kong, respectively, at the enacted tax rates at the balance sheet date. Accordingly, provisions have been made for corporation taxes in these countries in the financial statements of the Company.

Minority Interest

On the combined statements of income, Minority Interest in Net Income of Affiliates represents the portion of the combined net income of all four companies that is owned by the two minority shareholders. On the combined balance sheets, Minority Interest represents the cumulative total of the Minority Interest in Net Income of Affiliates as of the appropriate balance sheet date.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company maintains all cash deposits with financial institutions with a portion in excess of federally insured limits at various times during the year. The Company has not experienced any losses on these accounts. Concentration of credit risk with respect to trade receivables is limited to some degree by credit terms and the dispersion of customers across different geographic areas and the Company’s credit insurance policy to protect against potential losses up to stated amounts from certain customers. The Company continuously evaluates the creditworthiness of its customers and monitors their payment patterns. The Company’s largest customers are major publicly held retailers.

Shipping Costs

Shipping costs are included in selling expenses and amounted to approximately $1,054, $549 and $358 for the years ended December 31, 2006, 2005 and 2004 respectively.

Translation of Foreign Currencies

The assets and liabilities of SummerEurope and SummerAsia have been translated into U.S. dollars at year-end exchange rates. Substantially all of the commercial activity of the Company is denominated in U.S. dollars. All assets and liabilities of the Company’s foreign affiliates are translated into U.S. dollars at the exchange rate in effect at the end of the year and the income and expense accounts of these affiliates have been translated at average rates prevailing during each respective year. Resulting translation adjustments are made to a separate component of stockholders’ equity within accumulated other comprehensive income.

Advertising Costs

The Company charges advertising costs to expense as incurred. Advertising expense, which consists primarily of promotional and cooperative advertising allowances provided to customers, was $2,814, $1,714 and $1,164 for the years ended December 31, 2006, 2005 and 2004 respectively.

Selling Expenses

The primary components of selling expense include shipping costs, as well as commissions and royalty based payments to third party vendors.

Professional Fees

Professional fees for the years ended December 31, 2006, 2005 and 2004 totaled $1,354, $256, and $135, respectively. The majority of these expenses in fiscal 2006 related to fees incurred as a result of the Company’s proposed merger transaction (see Note 14), and professional fees incurred in the startup of a soft goods product line, and litigation costs. (see note 11)

Product Liability and Warranty Reserves

The Company maintains insurance to protect against product liability claims. Premiums are charged as an expense during the period of coverage. In the normal course of business, the Company may offer warranties on certain of its products, generally limited to product replacement. A reserve would be recorded if the Company’s experience (including industry data) showed that there was a material exposure related to certain types of products; this experience would include looking at actual claims experience and other factors. To the extent the Company establishes that a material liability exists, a reserve is established and would be included in accrued liabilities. No liability was provided at December 31, 2006 and 2005 based on the historical claims experience of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Net Income Per Share

Basic earnings per share for the Company is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share has not been presented in the accompanying combined statement of income since the Company has no options, warrants and other potential common stock outstanding during the periods.

Basic earnings (loss) per share for each affiliate is computed by dividing net income for each affiliate by the weighted average number of shares of common stock outstanding during the period for each period.

The following is a table that presents the net income (loss) and weighted average number of shares for each affiliate for each period:

	Year ended December 31,
	2006	2005	2004
Summer Infant, Inc.
Net Income	$1,887	$1,047	$364
Weighted average number of shares	666	666	666

Summer Infant Europe
Net Income	320	$101	$172
Weighted average number of shares	100	100	100

Summer Infant Asia
Net Income (loss)	$(278)	$177	$(94)
Weighted average number of shares	10,000	10,000	10,000

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised in 2004), “Share Based Payment” (“SFAS 123(R)”), which superceded SFAS No. 123, “Accounting for Stock-Based Compensation”, and APB Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS No. 123(R) requires the recognition of stock-based compensation expense in the financial statements. Effective January 1, 2006, the Company adopted FAS No. 123(R). The implementation of FAS 123(R) had no impact on the condensed combined financial statements of income for the nine month period ended September 30, 2006 since there are no stock options issued or outstanding.

In June of 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (“SFAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20,” “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The Company has adopted the provisions of FAS 154 and does not expect any material effect on its results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”—an Interpretation of FASB Statement No. 109” (“FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on the Company’s results of operations or financial position.

The Company does not believe that any other recently issued, but not yet effective accounting standards will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

2. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of:

	December		Depreciation/ Amortization Period
	2006	2005
Computer hardware and software	$706	$397	5 years
Leasehold improvements	44	23	5 years
Machinery and equipment	81	53	7 years
Molds, tools and dies	3,564	2,177	5 years
Office equipment	79	68	7 years
Trade show equipment	131	126	5 years
Vehicles	67	67	5 years
Construction in progress	2,770	175

Subtotal Property and Equipment	7,442	3,086
Less accumulated depreciation	1,303	646

Net Property and Equipment	$6,139	$2,440

Property and equipment includes amounts acquired under capital leases of approximately $271 and $108 at December 31, 2006 and December 31, 2005, with related accumulated depreciation of approximately $51 and $11, respectively. Depreciation is included in general and administrative expenses in the accompanying combined statements of income.

3. GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31,
	2006	2005
Patents and Licenses	18	$18
Product Design Rights	139	139

Subtotal	157	157
Less: Accumulated Amortization	(82)	(66)

	75	$91

Patents and Licenses are being amortized over eight years, and Product Design Rights are being amortized over ten years.

Amortization expense amounted to $ $16, $16 and $16 for the years ended December 31, 2006, 2005 and 2004, respectively. Estimated amortization expense for the next five years is as follows:

Year ending December 31,
2007	$16
2008	16
2009	16
2010	16
2011	11

Total	$75

4. ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2006	2005
Customer advertising and allowances	960	$407
Other (none in excess of 5% of current liabilities)	614	495

Total	1,574	$902

5. LOANS PAYABLE

In October 2003, the company entered into a term loan with a bank in the amount of $1,150. Borrowings under this loan bear interest at 5.92% per annum. Interest expense related to this loan for the years ended December 31, 2005, and 2004 totaled $30 and $62 , respectively. The loan was paid off in June 2005.

In March 2005, the company entered into a subordinated term loan payable as follows:

	December 31, 2006	December 31, 2005
Note payable, $1,050; 45 months, to a business development company. Monthly principal installments of $23 plus interest at a rate of 12% through December 2008; secured by all business assets and the personal guarantee of the majority stockholder (see Note 6).		$840
Less current portion of long-term debt	$560	280

Long-term debt, less current portion	$0	$560

Interest expense related to this note payable for the twelve months ended December 31, 2006 was $195 and for the year ended December 31, 2005 the expense was $94.

In addition to the required monthly principal and interest payments, the Company is required to make an additional payment to the holder of the note on a quarterly basis. This payment is calculated based on 0.25% of the net sales of SummerUS for the preceding quarter and is payable within 45 days of the close of the quarter. These payments, which are included in interest expense on the accompanying combined statement of income for the twelve month period ended December 31, 2006 amounted to $113 and for the year ended December 31, 2005, amounted to $61.

On February 9, 2006, SummerRealty entered into a bridge loan agreement with a financial institution to borrow $500 to fund construction costs related to building of the new corporate headquarters. The agreement requires interest only payments (based on a floating or fixed rate based on LIBOR) through April 30, 2006, at which point the agreement was scheduled to mature and all unpaid principal was due and payable in full. This original bridge loan was extended on several occasions throughout 2006, with increased levels of borrowing approved by the bank. On December 21, 2006, Summer Realty entered into a construction loan agreement for $3,145. The terms of this loan call for interest only payments until June 21,2007. As of December 31, 2006, $2,637 has been advanced from this loan to fund construction and is included in current portion of long term debt on the balance sheet. The company’s intention is to convert this loan to a permanent mortgage at the end of the construction period.

6. LINE OF CREDIT

In October 2003, the company entered into a revolving line of credit with a bank which provided for working capital needs having maximum borrowings of $5,000 and $2,000, for the years ended December 2005, and 2004, respectively. Borrowings under the line of credit bore interest at the bank’s prime lending rate plus .125% (5.375%, and 6.125% as of December 31, 2004, and June 2005). Interest expense related to this line of credit was $99 and $58, for the years ended December 31, 2005, and 2004, respectively. The line of credit was paid off in full in June 2005.

In July, 2005, the Company entered into a revolving line of credit with another bank which is scheduled to expire on June 30, 2007. The new Line of Credit with the Bank provides for borrowings based on levels of qualified accounts receivable and inventory held by SummerUS and SummerEurope. The Line of Credit is secured by all assets of the Company. Interest on the Line of Credit is payable at LIBOR (5.32% at December 31, 2006 and 4.9% at December 31, 2005) plus 1.75%. Amounts outstanding under this agreement were $11,342 at December 31, 2006 and $7,087 at December 31, 2005. Interest expense related to this line of credit for the twelve month period ended December 31, 2006 was $734, and for year ended December 31, 2005 was $162.

In connection with the new Line of Credit and the subordinated term loan, the Company is subject to certain covenants, which require, among other things, maintenance of a minimum cash flow to debt service ratio, a total liabilities to tangible net worth ratio, and a certain level of net worth. At December 31, 2006, the Company was not in compliance with certain of these covenants; however, the Company has obtained waivers for all covenant violations. The line of credit is included in current liabilities in the combined balance sheets. The subordinated term loan is classified as short term since the waiver only waived the covenant violations at December 31, 2006. As of January 1, 2006, the Bank increased the maximum allowable borrowings on the Line of Credit to $11,000, and in December 2006, the bank increased the maximum allowable borrowings to $17,000 and extended the expiration date to June 30, 2007.

7. CAPITAL LEASE OBLIGATIONS

The company leases various equipment under capital leases, which expire during 2008 and 2009. The leases require monthly payments of principal and interest, imputed at interest rates ranging from 3% to 13% per annum.

The capital lease liability balance of $209 is included in liabilites on the combined balance sheets as of December 31, 2006 (of which $132 is included in Long Term Debt, and the balance is in current liabilities) .The minimum future lease payments, including principal and interest, are $226.

8. RELATED PARTY TRANSACTIONS

In 2001 the majority stockholder of the Company provided a loan to the Company in the amount of $68. This loan included interest at the rate of 8% per annum and has no stated repayment terms and was due on demand. The note was paid off in March 2005. Interest expense amounted to $1 and $5 for the years ended December 31, 2005 and 2004, respectively.

9. PROFIT SHARING PLAN

SummerUS maintains a defined contribution salary deferral plan (the Plan) under Section 401(k) of the Internal Revenue Code. All employees who meet the Plan’s eligibility requirements can participate. Employees may elect to make contributions up to 25% of their compensation. SummerUS makes no matching contributions to the Plan but may make discretionary contributions in accordance with the Plan’s provisions. The Company did not make contributions to the plan for the periods ended December 31, 2006, 2005 and 2004 . In 2007, the company has adopted a matching plan which will be funded throughout the year.

10. MAJOR CUSTOMERS

Sales to three customers comprised approximately 41%, 21% and 11% of net sales for the year ended December 31, 2006. Amounts due from these customers comprised approximately 84% of trade receivables at December 31, 2006.

Sales to two customers comprised approximately 50% and 19% of net sales for the year ended December 31, 2005; amounts due from these customers comprised approximately 81% of trade receivables at December 31, 2005. Sales to one customer comprised 63% of the net sales for the year ended December 31, 2004.

11. COMMITMENTS AND CONTINGENCIES

Royalty Commitments

SummerUS has entered into various license agreements with third parties for the use of product designs for the products manufactured by the Company. These agreements have termination dates through August, 2013. Royalty expense under these licensing agreements for the twelve months ended December 31, 2006 was approximately $213, and for the years ended December 31, 2005 and 2004 were approximately $442 and $509, respectively.

Customer Agreements

The Company enters into annual agreements with its customers in the normal course of business. These agreements define the terms of product sales including in some instances cooperative advertising costs and product return privileges (for defective products only) or defective allowances (which are based upon historical experience). These contracts are generally annual in nature and obligate the Company only as to products actually sold to the customer.

License Agreements and Lease Commitments

During 2005, SummerUS entered into formal contracts with providers of long distance communications, electronic data interchange services, telephone and communication equipment, and computer equipment. These contracts in the aggregate represent minimum monthly payments of $4 which expire at various times through November 2009.

SummerUS leases its current headquarters under a one-year non-cancelable operating lease agreement which requires monthly payments of approximately $9 through September 2006. Subsequent to September 2006, the Company is leasing the building on a month to month basis, with the intention being to move into its new building when construction is completed in March/April 2007. Under a separate one-year agreement, SummerUS leases a warehouse which requires monthly payments of approximately $3 through March 2006. Subsequent to March 2006 SummerUS has continued to lease the warehouse space month to month.

Summer US leases an office under a one year non cancelable operating lease agreement which requires monthly payments of approximately $1 through June 2007.

SummerUS leases certain vehicles under non-cancelable operating lease agreements. These leases are for a three-year term requiring monthly payments of approximately $2 through October 2008.

SummerEurope leases office space under a non-cancelable operating lease agreement. This lease is for a five-year term through June 2008, and requires monthly payments of approximately $1. In addition, SummerEurope is required to pay its proportionate share of common area maintenance expenses, utilities, and increases in property taxes.

During March 2006, SummerUS entered into a three-year lease for warehouse space under a non-cancelable operating lease agreement expiring April 2009. The Company is obligated as part of the lease to pay maintenance expenses as well as property taxes and insurance costs, as defined in the agreement. Monthly payments for the initial year are $27, and escalate over the course of the lease term. SummerUS has the option to renew this lease for two additional periods of three years under the same terms and conditions.

Total rent expense under non-cancelable leases and lease agreements was approximately $376 for the year ended December 31, 2006 and $132 for the year ended December 31, 2005.

Approximate future minimum rental payments due under these leases are as follows:

Year Ending
December 31, 2007	$395
December 31, 2008	370
December 31, 2009	93

$858

Employment Contracts

SummerUS has an agreement with a certain executive through February 2008, which provides for aggregate annual compensation totaling approximately $150 in 2007, and $25 in 2008 (agreement ends in February 2008). The agreement contains provisions for automatic one year extensions upon expiration of the original agreement. There are no termination benefit provisions with the exception of salary and medical continuation through the end of the agreement in the event of termination without cause.

In accordance with UK and EU law, SummerEurope has employment contracts with all employees. In connection with these contracts, SummerEurope is required to fund the individual pension plans of certain employees at varying rates from 5% to 10% of the employee’s annual salary, as part of their total compensation package. These pension contributions are expensed as incurred. There are no termination benefit provisions in these contracts.

Construction costs

The Company is in the process of constructing a new corporate headquarters and is committed to spend approximately $3,604 in construction costs and plans to finance 85% of the costs with a bank.

Litigation

In June 2006 the Company settled two outstanding lawsuits and incurred a total cost of $275, which includes legal costs plus settlement payments. These costs were charged to the income statement as an expense during the second quarter of 2006.

The Company is also involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

In August 2006, Dorel Juvenile Group, Inc. (“Dorel”) filed a complaint in the United States District Court for the Southern District of Indiana against Lois DiMartinis, a current employee of the Company, claiming, among other things, that she breached her non-disclosure obligations by taking confidential information with her when departing employment from Dorel, and that she would inevitably disclose confidential information in the course of performing duties for her new employer, the Company. Dorel, in its complaint, accused the Company of engaging in a pattern of hiring employees from Dorel for the purpose of obtaining Dorel’s confidential information for use in the Company’s product designs and business. On October 20, 2006, the court denied Dorel’s motion for preliminary injunction, finding that Dorel was not reasonably likely to succeed on the merits of its case. Dorel has appealed the court’s decision, and the appeal is current pending, with Dorel’s appeal due December 26, 2006 and Ms. DiMartinis’ response due January 25, 2007. The Company agreed to provide Ms. DiMartinis legal counsel for defending the action, and to pay the legal fees and costs for her defense, including the appeal, which as of December 31, 2006 were approximately $246.

12. STOCKHOLDERS EQUITY

Common stock and additional paid in capital of the Company and its affiliates at December 31, 2006 and December 31, 2005 are summarized below:

	Common Stock	Additional Paid in capital
Summer Infant, Inc — no par value; authorized 2000 shares, issued and outstanding 666 shares	$75	$57
Summer Infant Europe Common stock — $2 par value; authorized, issued and outstanding 100 shares
Faith Realty, LLC		87
Summer Infant Asia
Common stock — $.10 par value; authorized, issued and outstanding 10,000 shares	1

	$76	$144

13. GEOGRAPHICAL INFORMATION

The Company distributes branded durable baby products throughout the United States and the United Kingdom.

The following is a table that presents net revenue by geographic area:

	December 31,
	2006	2005	2004
Revenue
United States	46,881	$32,127	$17,644
Europe	5,316	3,408	3,211

	52,197	$35,535	$20,855

The following is a table that presents total assets by geographic area:

	2006	2005
United States	$23,716	$16,519
Europe	3,644	1,488
Asia	74	401
Eliminations	(171)	(401)

	$27,543	$18,007

14. MERGER TRANSACTION (unaudited)

On April 27, 2006, the Company entered into a non-binding letter of intent (“Letter”) to merge with another company (“Merger Partner”). The Letter calls for the Company’s stockholders to exchange 100% of the outstanding shares of the Company for cash and stock in the Merger Partner. The Merger Partner has substantial capital to fund the Company’s growth and has no existing operations. Under the Letter, the Company’s management would become the senior management of the Merger Partner. There is no assurance that the Company and the Merger Partner will reach a definitive agreement to merge or that the Merger Partner can obtain the required third party approvals for the merger.

In June 2006, the Company entered into an agreement with an investment banking firm to assist the Company with potential financing transactions. The agreement outlines various placement or business combination fees ranging from 1% to 4.5%, depending on the transaction. The agreement may be terminated by either party upon 30 days written notice. The minimum financial commitment on this agreement is $200.

Exhibits.

Exhibit	Description
2.1	Agreement and Plans of Reorganization dated as of September 1, 2006, by and among KBL Healthcare Acquisition Corp. II, and its wholly owned subsidiary, SII Acquisition Corp. (“Acquisition Sub”), Summer Infant, Inc. (“SII”), Summer Infant Europe, Limited (“SIE”) and Summer Infant Asia, Ltd. (“SIA” and, collectively, with SII and SIE, the “Targets”) and the stockholders of the Targets (Included as Annex A of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

2.2	Consent of Faith Realty, LLC to contribution of assets*

2.3	Warranty Deed dated March 1, 2007.*

3.1	Amended and Restated Certificate of Incorporation of KBL Healthcare Acquisition Corp. II (included as Annex B of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Company’s Form 8-A filed March 6, 2007)

3.3	Audit Committee Charter*

3.4	Nominating Committee Charter*

4.1	Specimen Unit Certificate (incorporated by reference from Exhibit 4.1 to the Company’s Form 8-A, Filed March 6, 2007)

4.2	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.2 to the Company’s Form 8-A, Filed March 6, 2007)

4.3	Specimen Warrant Certificate (incorporated by reference from Exhibit 4.3 to the Company’s Form 8-A, Filed March 6, 2007)

4.4	Form of Unit Purchase Option (incorporated by reference from Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (File No. 333-122988) filed February 25, 2005)

4.5	Warrant Agreement (incorporated by reference from Exhibit 4.5 to the Company’s Registration Statement on Form S-1 (File No. 333-122988) filed February 25, 2005)

10.1	Voting Agreement (Included as Annex D of the Definitive Proxy Statement (No. 001-32455), filed February 13, 2007 and incorporated by reference herein)

10.2	Escrow Agreement (Included as Annex F of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

10.3	Dr. Marlene Krauss Employment Agreement (Included as Annex N of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

10.4	Jason Macari Employment Agreement (Included as Annex J of the Definitive Proxy Statement (No. 001-32455), filed February 13, 2007 and incorporated by reference herein)

10.5	Steven Gibree Employment Agreement (Included as Annex K of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

10.6	Joseph Driscoll Employment Agreement (Included as Annex L of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

10.7	Rachelle Harel Employment Agreement (Included as Annex M of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

10.8	2006 Performance Equity Plan (Included as Annex C of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

10.9	Form of Tax Opinion issued to KBL Healthcare Acquisition Corp. II (Included as Annex H of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

10.10	Standard Form of Design-Build Agreement and General Conditions by and between Faith Realty, LLC and Riggs & Gallagher, Inc.*

10.11	Construction Loan Agreement by and between the Bank of America, N.A. and Faith Realty, LLC dated December 21, 2006.*

10.12	Secured Promissory Note made by Faith Realty in favor of Bank of America, N.A.*

10.13	Open-End Mortgage and Security Agreement by and between Faith Realty, LLC and Bank of America, N.A. dated December 21, 2006.*

10.14	Collateral Assignment of Leases and Rents made by Faith Realty, LLC in favor of Bank of America, N.A. dated December 21, 2006.*

10.15	Assignment of Project Contracts made by Faith Realty, LLC in favor of Bank of America, N.A. dated December 21, 2006.*

10.16	Assumption and Modification Agreement by and among Faith Realty, LLC, Summer Infant, Inc., and Bank of America, N.A. dated March 6, 2007.*

10.17	Revolving Credit Agreement by and among Bank of America, N.A. and Summer Infant, Inc., Summer Infant Europe Limited, and Summer Infant Asia Limited dated July 19, 2005, as amended on December 29, 2005, April 30, 2006, July 31 2006, and December 21, 2006.*

10.18	Secured Promissory Note made by Summer Infant, Inc., Summer Infant Europe Limited, and Summer Infant Asia Limited in favor of Bank of America, N.A.*

10.19	Security Agreement by and between Summer Infant, Inc. and Bank of America, N.A. dated July 19, 2005.*

10.20	Deed of Guarantee and Debenture between Summer Infant Europe Limited and Bank of America, N.A. dated October 28, 2005.*

10.21	Distribution and License Agreement by and between The Blanket Factory Ltd. and Summer Infant, Inc. dated February 9, 2007.*

10.22	Registration Rights Agreement by and among the Company and Jason Macari and Steven Gibree (Included as Annex G of the Definitive Proxy Statement (No. 000-51228), filed February 13, 2007 and incorporated by reference herein)

21.1	List of Subsidiaries*

99.1	Press Release announcing the Closing dated March 6, 2007*

99.2	Press Release announcing 2006 financial results for Summer Infant (USA), Inc., Summer Infant Europe, Limited, and Summer Infant Asia, Ltd.*

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2007

SUMMER INFANT, INC.

	By:	/s/ Marlene Krauss
	Name:	Dr. Marlene Krauss
	Title:	Chairman of the Board